Exhibit 99.2

     John H. Harland Company
     Transcript of Q4 2005 Earnings Conference Call
     February 9, 2006

     John H. Harland Company - CORPORATE PARTICIPANTS
     Henry Bond - Vice President, Investor Relations & Treasurer
     Charlie Carden - Senior Vice President and Chief Financial Officer Tim Tuff - Chairman, President & Chief Executive Officer

     EXTERNAL CONFERENCE CALL PARTICIPANTS
     Nik Fisken
     Stephens Inc. - Analyst
     John Kraft
     D.A. Davidson & Co. - Analyst

     PRESENTATION

     Operator
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     Good day, everyone, and welcome to the John H. Harland Company fourth-quarter 2005 earnings results conference call. Just as a reminder, this call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Henry Bond, Vice President, Investor Relations and Treasurer. Please go ahead, sir.

     Henry Bond - John H. Harland Co. - Vice President, Investor Relations & Treasurer
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     Thank you, Michael.

     Thanks for joining us on Harland's 2005 fourth-quarter and full-year earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer; and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's Web site at www.Harland.net.

     I would like to make a brief cautionary statement that certain words and phrases, such as 'should result' or 'will continue,' 'estimated or projected' and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the Company's historical experience and present expectations or projections. Caution should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the Company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

     These factors are discussed in some detail in our press release, our 10K and our 10Q, and I would refer you to these for further clarification.

     With that out of the way, I'd like to turn the call over to Charlie Carden.

     Charlie Carden - John H. Harland Co. - CFO
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     Thank you, Henry, and good morning.

     For the fourth quarter of 2005, Harland sales of $267.0 million were up $48.0 million or 21.9% from $219.0 million for the fourth quarter of 2004. Net income for the fourth quarter was $20.9 million, down $243,000 or 1.2% from last year's fourth quarter net income of $21.1 million. Diluted earnings per share for this year's fourth quarter were $0.75, unchanged from diluted earnings per share for the fourth quarter of 2004.

     Improved operating performance for this year's fourth quarter in Software & Services and a lower effective tax rate were essentially offset by a decline in Printed Products and Scantron's operating performance and increased interest expense.

     Consolidated sales for the year 2005 were $982.9 million, up $184.4 million or 23.1% from $798.5 million for 2004. Net income for 2005 was $75.5 million, up $20.4 million or 36.9% from 2004 net income of $55.1 million. Diluted earnings per share for 2005 were $2.69 compared with diluted earnings per share of $1.96 for 2004. Results for 2004 included a pre-tax impairment charge of $7.9 million, equivalent to $0.17 per share, related to the development of new customer care systems for the Printed Products segment and pre-tax charges of $5.8 million, equivalent to $0.13 per share, related to the Printed Products reorganization.

     Turning to operations, the previously mentioned increase of 21.9% in consolidated sales for the fourth quarter of 2005 reflected sales improvements in Printed Products and Software & Services partially offset by a decline in Scantron sales. Sales for Printed Products increased 22.3% primarily due to the Liberty acquisition which closed on June 10, 2005 and higher volumes in Harland Business Solutions, Domestic Checks and Forms, partially offset by lower average prices due to competitive pressure. Sales for Software & Services for the fourth quarter of 2005 increased 39.4% compared with the 2004 fourth quarter due to acquisitions, increased sales of lending solutions and bank core systems partially offset by lower sales of retail solutions, mortgage solutions and credit union core systems. Sales for Scantron were down 4.0% compared to the fourth quarter of 2004 primarily due to decreased sales of survey services in Data Collection, decreased sales of OMR equipment maintenance and installation services in Service Group and decreased software sales in Testing & Assessment partially offset by increased forms sales in Data Collection.

     Consolidated gross profit for the fourth quarter of 2005 was $133.7 million or 50.1% of sales compared with $113.7 million, or 51.9% of sales for the fourth quarter of 2004. The $20.0 million, or 17.6%, increase in gross profit was the result of increased sales. The decrease in gross profit as a percentage of sales was primarily due to lower average pricing in Printed Products and a change in business mix.

     Consolidated SG&A expenses for the fourth quarter of 2005 were $94.0 million, or 35.2% of sales compared with $77.3 million, or 35.3% of sales for the fourth quarter of 2004. The increase in SG&A expenses was primarily due to the impact of acquisitions and the requirements to service higher volumes in our Domestic Checks business.

     The balance of my comments will be focused on the operations of our three business segments.

     The Printed Products segment consists of Checks, Harland Business Solutions and Integrated Client Solutions. Checks includes most of the Liberty operations that were acquired on June 10, 2005.

     The Software & Services segment includes Harland Financial Solutions and Harland Services & Payment Solutions. Harland Financial Solutions includes Core Systems, Retail & Lending Solutions and the Cavion operation acquired from Liberty. Cavion provides internet web site design and hosting and internet banking services for credit unions and community banks. Retail & Lending Solutions is the combination of the Lending Solutions, Mortgage Solutions and Retail Solutions business units. Core Systems includes Intrieve, which was acquired on April 4, 2005. Harland Services & Payment Solutions includes the card services and educational services operations acquired from Liberty and the start-up fraud prevention solutions business.

     Scantron is the third segment and includes Data Collection, Testing & Assessment and the Service Group.

     Turning to Printed Products. Printed Products' segment income in the fourth quarter decreased 8.6% from $27.8 million in the fourth quarter of 2004 to $25.4 million in 2005. The impact of income related to Liberty and increased volumes was more than offset by lower average pricing in Domestic Checks, 5 fewer production days in the fourth quarter of 2005 compared with the fourth quarter of 2004 and the favorable impact of a $2.9 million reduction in the segment's accrued vacation liability in the fourth quarter of 2004 as a result of a policy change.

     Printed Products' sales increased 22.3% from $132.2 million for the fourth quarter of 2004 to $161.6 million in 2005. The sales increase for the fourth quarter of 2005 resulted from a 29.8% increase in Checks' sales and a 5.0% increase in Harland Business Solutions' sales partially offset by a 4.1% decrease in Integrated Client Solutions' sales.

     Excluding the impact of the Liberty acquisition, the Checks' sales increase was primarily attributable to a 9.8% increase in unit volume in its domestic imprint operations for the quarter compared with the same period a year ago, partially offset by an 8.5% decrease in average price per unit in the domestic imprint operations. This decrease resulted from the continuation of the competitive environment over the past couple of years and the implementation of a major new customer with lower average pricing in the fourth quarter of 2004. This year's fourth quarter included a full quarter's impact of business with this new customer whereas last year's fourth quarter did not. The unit volume increase reflects the major new customer I just mentioned as well as another new customer implemented this quarter, the favorable impact of a package size reduction, other new business announced last year and increased volumes in some large accounts partially offset by the impact of a recent customer loss mentioned earlier, fewer production days in 2005 and a continued general decline in check usage.

     As mentioned earlier, Harland Business Solutions' sales were up 5.0% in the fourth quarter of 2005 compared with the fourth quarter of 2004 primarily due to increased volume through the Financial Institution and retail channels partially offset by lower sales through the software customer channel due in part to lower average pricing.

     Integrated Client Solutions' sales were down 4.1% for the fourth quarter of 2005 compared with the fourth quarter of 2004 primarily due to a decrease in volumes for direct marketing customers.

     For the Printed Products segment, higher manufacturing costs and SG&A expenses as a percentage of sales contributed to the decrease in segment income. The increase in manufacturing costs as a percentage of sales resulted primarily from the favorable impact of a reduction in the segment's accrued vacation liability in the fourth quarter of 2004 related to a policy change for employees' paid time off that was implemented during that quarter and unfavorable inventory adjustments in 2005. Higher SG&A expenses as a percentage of sales resulted primarily from higher call center and marketing expenses related to customer additions and new programs, the favorable impact of the previously mentioned reduction in the segment's accrued vacation liability in the fourth quarter of 2004 and higher incentive compensation related to the segment's performance for 2005.

     As mentioned earlier, Software & Services' reported a sales increase of 39.4% in the fourth quarter compared with the same quarter in 2004 due to the Phoenix System, Intrieve and Liberty acquisitions. Organic sales showed a decline of 2.9% for the quarter compared with the same quarter in the prior year due to lower sales of retail solutions, mortgage solutions and credit union core systems partially offset by increased sales for lending solutions and bank core systems.

     Although sales for lending solutions were up, they continue to be affected by an increase in usage-based contracts compared with perpetual agreements. The usage-based contracts defer revenue recognition into future periods.

     In addition to the sales increase, backlog increased $146.7 million, or 135.1%, from last year's fourth quarter to $255.3 million. The increase in backlog from the prior year was primarily due to acquisitions and stronger bookings for lending solutions and bank core systems. Excluding the impact of acquisitions, backlog increased 10.0% compared with the 2004 fourth quarter. Backlog increased $9.5 million, or 3.9%, from the third quarter of 2005 primarily due to stronger bookings for bank core systems and lending solutions.

     Segment income for the fourth quarter of 2005 was $14.5 million, up 41.5% compared with the 2004 fourth quarter segment income of $10.3 million primarily due to income from acquisitions, the sales increases mentioned earlier and lower operating expenses. Those increases were partially offset by the impact of lower retail solutions sales for the fourth quarter of 2005 compared with the same period in 2004 and business development expenses related to fraud prevention solutions.

     Scantron's sales decreased 4.0% to $30.0 million in the fourth quarter of 2005 compared with $31.3 million for the fourth quarter of 2004 due primarily to lower sales of survey services in Data Collection, lower sales of OMR equipment maintenance and installation services in the Service Group and lower software sales in Testing & Assessment partially offset by increased forms sales in Data Collection. The decline in survey services was due to customer losses and lower volume with an existing account.

     Increased sales of newer technology products in the education market were more than offset by lower sales of legacy products. Revenue for the newer technology products is recognized ratably over the contract term, which results in deferrals of revenue into future periods, whereas revenue for the legacy products is generally recognized when the product is shipped.

     Segment income of $8.8 million was down 5.4% for the fourth quarter of 2005 compared with the fourth quarter of 2004 primarily due to the sales declines just mentioned partially offset by lower SG&A expenses resulting largely from decreased sales and marketing expenses.

     Interest expense for the fourth quarter was $3.4 million, an increase of $2.4 million from the fourth quarter of 2004 primarily due to increased debt outstanding and higher interest rates. Long-term debt, including the current portion, was $255.6 million at year-end, up $154.3 million compared with $101.3 million at the end of last year. The Company continues to have strong cash flow as indicated by the fact that credit facility borrowings were up only $153.3 million over the year despite acquisitions totaling $239.8 million, $45.1 million of stock repurchases and $15.3 million of dividend payments. Upfront contract payments for 2005 were $25.2 million, down slightly from $27.1 million in 2004.

     The effective tax rate was 36.9% for the fourth quarter of 2005 compared with 39.0% for the fourth quarter of 2004. The decrease was primarily due to the impact of a change in Ohio law that reduced deferred income tax liabilities. The effective tax rate for the fourth quarter of 2004 reflected an increase in the effective state tax rate for the year. The ongoing effective rate for 2006 operations is projected to be approximately 39.25% largely reflecting the expiration of tax benefits related to Puerto Rico operations and a higher state tax rate reflecting the impact of recent acquisitions.

     During the fourth quarter, we repurchased approximately 1.1 million shares of the Company's common stock at an aggregate cost of $40.8 million, or $37.86 per share. These purchases completed the then existing share repurchase authorization. The Board of Directors has approved a new program for the purchase of up to 3.0 million shares.

     The Board declared a quarterly dividend of $0.15 per share, payable February 24, 2006 to shareholders of record as of February 15, 2006.

     Turning to the outlook. We had a good fourth quarter with earnings in line with our expectations. We expect 2006 to be another solid year for the company. We expect diluted earnings per share to be in the range of $2.73 to $2.78 per share in 2006, compared with $2.69 per share for 2005. This range includes the current estimate of the impact of expensing previously issued stock options in 2006 with the implementation of FASB 123R effective January 1, 2006. The estimated impact is an incremental expense of $0.12 per share for 2006 related to the previously issued stock options.

     For the full year, we anticipate an increase in segment income for all three segments. Those increases will be partially offset by the implementation of FASB 123R, higher interest expense and a higher effective tax rate.

     For the first quarter of 2006, we are expecting earnings to be in the range of $0.60 to $0.65 per share, compared with $0.62 in the first quarter of 2005. First quarter results reflect anticipated operating performance improvement compared with last year's first quarter as well as higher interest expense, the implementation of FASB 123R and a higher effective tax rate.

     Cash flow is expected to remain strong in all business units in 2006. Capital expenditures are expected to be in the $26 to $29 million range up from 2005 capital expenditures of $23.9 million. Upfront contract payments in Printed Products for 2006 are expected to be slightly lower than 2005. Based on commitments in place going into the year, most of the upfront contract payments will occur in the first quarter of 2006. Depreciation and amortization for 2006 are expected to be about the same as 2005 with amortization related to fully depreciated and amortized assets being partially replaced by acquisition-related intangibles and capital additions. Interest expense is expected to be approximately $13 million in 2006. This guidance reflects average diluted shares outstanding of about
     28.0 million. As I mentioned earlier, the effective tax rate is expected to be about 39.25%.

     That concludes the financial discussion. I would now like to turn the call over to Tim.

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
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     Thank you, Charlie, and thank all of you for joining us this morning as we discuss our results for the fourth quarter and full year of 2005.

     Fourth quarter results were in line with our expectations and capped a record year for Harland. Earnings per share for the full year were $2.69 compared with our initial guidance at the beginning of the year of $2.38 to $2.43.

     Earnings per share are an indication of the significant progress we made during the year. We also completed two of the three largest acquisitions in Harland's history, and our revenue now exceeds $1 billion on an annualized basis. Our cash flow from operating activities increased significantly during the year, which strengthens our flexibility to pursue various options for increasing shareholder value. We also completed our existing share repurchase authorization, and our Board of Directors has authorized the repurchase of an additional three million shares.

     We out-performed the S&P 500 in 2005 - albeit marginally, but more significantly, it was the fourth time in the last five years that we have out-performed this index, which is our primary benchmark. In addition, we continued to invest in new products and services in each part of our business, investments we believe will stimulate organic growth.

     I'd like to now give you an overview of the progress we are making in each of our three segments starting with Printed Products.

     Printed Products had a solid quarter in an exceptional year. A year ago, we indicated that we anticipated growth in Printed Products in 2005 even though the overall check market would continue to decline at a rate of 4% to 5% per annum. We did grow our Printed Products business for the year, with segment sales increasing 24.9% on a year-over-year basis.

     Segment sales also increased in the quarter - 22.3% year-over-year. Segment income decreased 8.6% in the quarter. Improvements from Liberty and higher check volume were more than offset by a lower average price and fewer production days.

     The integration of Liberty continues to go well. As we mentioned last quarter, we achieved our anticipated SG&A savings earlier than we had expected. We have established Liberty as our channel of distribution for credit unions and have already introduced a broader selection of products for this channel. We are now focused on the integration of Liberty's production facilities, which we anticipate will be completed in the second quarter of this year. The integration will involve consolidating all but one of Liberty's production facilities into our existing network, enabling Liberty's customers to benefit from Harland's digital capabilities. The remaining facility has already started to run on Harland's digital technology platform.

     Excluding Liberty, check volumes increased 9.8% in the quarter year-over-year. Production is at record levels, and we continue to hit record levels of productivity in our plants. We also brought on a previously announced large customer in the fourth quarter, and that implementation has gone smoothly. Pricing is competitive, especially with larger accounts, but continues to be consistent with what we have seen in recent years. Excluding Liberty, overall unit pricing was down 8.5% in the quarter on a year-over-year basis. This was driven in large part by higher volume from some of our lower-priced large accounts, including a full quarter from the large account we added in the fourth quarter of 2004.

     Our focus remains on differentiating ourselves through our value proposition. We have developed a number of products and services that support our ability to help financial institutions attract, retain and grow profitable consumer relationships. These offerings include Harland Passport, which focuses on the first 90 days of a consumer's relationship with their financial institution. Another offering is HarlandImpact, which marries our analytics and marketing expertise with our digital printing technology to help financial institutions cross-sell their other products and services.

     Harland Business Solutions' sales increased 5.0% in the quarter year-over-year, with increases from our financial institution and retail channels partially offset by a decrease from our software customer channel.

     Integrated Client Solutions sales decreased 4.1% in the quarter year-over-year. While sales were down in the quarter, we are seeing interest pick up, especially through some of our new offerings such as HarlandPassport and HarlandImpact, and we believe that the long-term prospects for this business are stronger than they have been for a while.

     Turning now to Software and Services, which includes Harland Financial Solutions and Harland Services and Payment Solutions, they had a solid quarter, with segment sales increasing 39.4% on a year-over-year basis. Segment income for the quarter increased 41.5% year-over-year.

     Organic growth was a negative 2.9% in the quarter, year-over-year. Positive organic growth in Core Systems and Lending were offset by negative organic growth for Retail and Mortgage. However, backlog increased 135%, and organic backlog increased 10%. The increase is due primarily to higher bookings in Lending and bank Core Systems.

     Margins were up slightly, in spite of development costs for some of our new products, especially our new anti-fraud product.

     Core Systems sales grew 86.3% in the quarter year-over-year, most of which is attributable to acquisitions. In 2005 we rounded out our suite of core processing offerings and now offer core processing systems for community banks, credit unions and thrifts of all sizes on both an in-house and service bureau basis. We also continue to integrate other Harland products and services with our core systems.

     The major disappointment in the quarter was in Retail and Lending, which includes our Retail, Lending and Mortgage businesses. Sales in this part of our business decreased 5.1% in the quarter on a year-over-year basis. Positive organic growth in lending was more than offset by lower sales in both retail and mortgage. The new management of our Retail business, which we announced last quarter, has made significant progress in turning this business around. We expect substantial improvements in this business in 2006. Mortgage product sales continued to be slow in the quarter.

     The last part of Harland Financial Solutions is Cavion, the Internet banking operation acquired from Liberty. This business currently is being integrated into the organization and will benefit from the relationships that Harland already has with a large number of financial institutions in the country.

     Last week we announced the acquisition of Financialware, Inc. This is a small acquisition, but it gives us an entree into the enterprise content management arena. We will immediately begin integrating Financialware's .Net(TM) based solution into our existing core, lending, mortgage, item and payment processing systems.

     Harland Services and Payment Solutions is a new business. It is composed of some businesses acquired from the Liberty acquisition and internal development activities. It is not yet profitable and is dilutive to Software and Services' overall margins.

     Turning now to Scantron. Scantron had a disappointing quarter with both sales and segment income decreasing on a year-over-year basis - 4.0% and 5.4% respectively.

     Testing and Assessment sales decreased 1.8% in the quarter year-over-year. Our traditional business continued to do well as did Achievement Series, our new assessment product. However, this was offset by decreased sales of some of our other traditional software products. We recently introduced a new version of Achievement Series, which features additional options, such as including short answer responses. That increases the flexibility of the system. We have also integrated it with Performance Series, our computer-adaptive assessment program. With the integration of Achievement Series and Performance Series, we believe that we have the testing and assessment platform best positioned to address ongoing implementation of standards at both the state and federal level.

     Data Collection sales decreased 8.5% in the quarter year-over-year. As I mentioned last quarter, we are transitioning from being a value-added reseller to a provider of proprietary hardware and software, which we expect will increase margins in this part of the business. However, our proprietary scanner was slow to market and sales of the software that runs with this scanner were accordingly low.

     Scantron Service Group's sales were down slightly in the quarter year-over-year. Fewer installations reduced sales but improved overall margins because of the lower-margin nature of the installation business. Customer satisfaction levels remain high, and we continue to add a number of household name companies as customers based on our superior service performance.

     To recap, fourth quarter results came in where we expected and capped a record year for Harland in sales and earnings.

     In 2005, we completed two of the three largest acquisitions in our history and recently announced the acquisition of Financialware, our 15th acquisition since the beginning of 2000. Our revenue now exceeds $1 billion on an annualized basis.

     Strong cash flow gives us the flexibility to pursue different options for improving shareholder value, and our cash flow from operating activities strengthened significantly in 2005. Although we spent approximately $300 million on acquisitions, share repurchases and dividends, our credit facility borrowings only increased by slightly more than $150 million.

     We completed the existing buyback authorization, and the board recently authorized the repurchase of an additional three million shares.

     We have done a good job with acquisitions but know that we need to increase our focus on organic growth as well. During the year we invested in new products and services in each part of our business that we believe will help generate organic growth.

     In 2006, we expect income will increase in each of our three segments. These operating improvements will be partially offset by stock option expensing, higher interest and a higher effective tax rate. Consequently, we anticipate 2006 earnings will be in the range of $2.73 to $2.78 per diluted share, with first quarter earnings in the range of $0.60 to $0.65 per diluted share.

     With that, I'll open it up to any questions.

     [OPERATOR INSTRUCTIONS]. John Kraft, D.A. Davidson.

     John Kraft - D.A. Davidson - Analyst
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     Good morning. On Financialware, can you tell us what you paid for that?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
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     We paid approximately $7 million.

     John Kraft - D.A. Davidson - Analyst
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     $7 million. And how about ballpark revenue expectations for that?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
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     It's probably $4 to $5 million.

     John Kraft - D.A. Davidson - Analyst
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     Okay. And, Tim, you're talking about investing in some new businesses and products I guess to stimulate organic growth in 2006. Could you give us a little bit more, maybe some specific examples of what you're doing?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
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     There are some I would point to specifically. Let's start with Scantron.
     Scantron has a number of new products coming to market. They have a new scanner, new software for data collection that we were hoping to get out earlier in 2005, we really only came to market at the end of 2005. They also have new product offerings in Testing and Assessment. I talked a bit about the new Achievement Series -- or integrated Achievement Series and Performance Series platform, and they also have new products even on the forms side, really addressing new markets for Scantron, so that would all be incremental.

     On the financial side of the house, we launched in November at the BAI conference, our new anti-fraud check product, Validify, that is designed to tackle check forgery and we had that in pilot in 2005 and we'll have it fully launched in 2006. We also have new products and services in our Printed Products business designed to assist customers, reduce attrition of existing customers, and to maximize the profitability of relationships with existing customers. On the software side, we have a number of new products coming to market. Obviously, in the Core Systems side, because we have integrated and are in the process of integrating a number of our products, we have significantly enhanced capability on almost all of our core processing products. On the lending side, we have an important new product which we're just launching called CreditQuest, which opens up the whole area of business lending. And on the retail side, you will see with the new strategy and focus on some new service offerings and for the first time, as a result of the Liberty acquisition, we are now able to offer CRM in a service bureau mode, which we think is going to prove to be an interesting market. Those are just some of -- and there are a number more -- some which I won't comment on at this stage for competitive reasons.

     John Kraft - D.A. Davidson - Analyst
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     Sounds like you guys have your hands full. Just going back to one of the products you mentioned, Validify. Those revenues will be accounted for in the Software and Services segment?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     That's correct.

     John Kraft - D.A. Davidson - Analyst
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     And that is in pilot still?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     It's in pilot. It will be moving to launch in 2006, but given rates of adoption in the financial market, I don't see it making a significant impact on our revenues in 2006.

     John Kraft - D.A. Davidson - Analyst
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     Okay and, Charlie, you mentioned the new customer coming online in Q4. Was that all of Q4? Or did that happen in the middle of Q4? I can't remember.

     Charlie Carden - John H. Harland Co. - CFO
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     It was all of it.

     John Kraft - D.A. Davidson - Analyst
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     All of Q4. Okay. And then last question the lending strength you saw -- I'm assuming that's LaserPro, on the weakness in Mortgage, is that Interlinq stuff - or, I guess how's the E3 launch?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     E3 is -- you are correct, John, in that the real strength was in the LaserPro and associated product lines. E3 has been slow taking off in part is because it's a complex product and so our customers are slow to fully transition, particularly when the mortgage market has been strong. We are actually seeing a greater rate of implementation now as the market begins to slack off. And as we move into 2006, you're going to move into a period of easier year-on-year comparisons.

     John Kraft - D.A. Davidson - Analyst
-------------------------------------------------------------------------------

     Any new competitive threats or changes on the competitive landscape with that particular product? Is it just a slow to adopt issue?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     Yes. We actually believe it is the leading product in its field. I'm sure there will be other competitors that will come out with similar products. But right now it's probably leading from a technology standpoint.

     John Kraft - D.A. Davidson - Analyst
-------------------------------------------------------------------------------


     Okay. Thanks a bunch.

     Operator
-------------------------------------------------------------------------------


     [OPERATOR INSTRUCTIONS]. Nik Fisken, Stephens, Inc.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     Good morning, everybody.

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     Hi, Nick.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     Tim, if you exclude acquisitions, in what scenario would you guys add $100 plus-million of debt?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     We would be adding debt for either acquisition or more significant buyback.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     Okay. And then what were the contract termination fees in the quarter?

     Charlie Carden - John H. Harland Co. - CFO
-------------------------------------------------------------------------------

     They were very small. Less than -- it was roughly -- about $300,000.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     And then you said that segment income will be up in each of the divisions. Is that -- can you give us a -- on a Printed Products line, specifically, should revenue be down year-over-year because of the loss of U.S. Bank?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     Well, you're going to see growth in some other areas and you'll see the impact of a full year of Liberty. And I've said very consistently that this is a business that we manage for cash and we expect segment income to increase and I wouldn't be surprised, given some of the things that we're doing in that business, that you wouldn't see revenue also increase.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     So, we should use flat or up a little bit for '06, for Printed Products?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     I would increase it a bit.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     Okay. And then the corporate and other elimination was $16 million in the fourth quarter. Why is that up so much relative to the -- call it $11 million average for the first three quarters of '05?

     Charlie Carden - John H. Harland Co. - CFO
-------------------------------------------------------------------------------


     Well, if you look at it on a year-over-year basis it was up about $2.9 million, Nick. The biggest single piece of that was interest expense, which was about $2.4 million. The other two big contributors to the increase related to performance. Our incentive compensation expense was up year-over-year and also we make a contribution to all employees' 401(k) accounts based on the Company's performance, which is discretionary. That increased year-over-year. Those three things accounted for the increase in the quarter; and for the full year, they were basically the bulk of the increase, as well.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     And then what are we going to be spending our money on for CapEx for the increase?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     In CapEx, always the bulk of the expenditure is in Printed Products or the printing operations. And we have the plant consolidation of Liberty and clearly we're also integrating that system. But, it's really primarily maintenance capital.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     And so the weakness on the retail mortgage stuff in HFS is predominantly E3, is that right?

     Tim Tuff - John H. Harland Co. - Chairman, President & CEO
-------------------------------------------------------------------------------


     No, no. Let's address the two separately. Retail is teller platforms and CRM. And that was the area that was primarily weak in Q4. As I say, we are repositioning that business and I actually think that this is going to not only turn the business around but actually position us in an interesting way from a competitive advantage standpoint in the market. I think you will really see the full impact of that in the second half of 2006. In relation to Mortgage, you're getting the adoption of E3 it's just slower than we had forecasted at the beginning of 2005. As you look at 2006, I think it will pick up and also you're going to be looking at easier year-on-year comparisons because we actually had the launch and initial recognition of all of that revenue in 2004, which made 2005 numbers look particularly weak.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     And Charlie, what was the $1 million of positive impact from other income?

     Charlie Carden - John H. Harland Co. - CFO
-------------------------------------------------------------------------------


     Essentially it reflects minority interests in our Mexican operations, where we record a gross and we reflect the minority interest in other income.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     And the reason why it was up in Q4 versus historically it'd been a negative issue or negative item?

     Charlie Carden - John H. Harland Co. - CFO
-------------------------------------------------------------------------------


     They recorded a loss in the quarter.

     Nik Fisken - Stephens Inc. - Analyst
-------------------------------------------------------------------------------


     Okay. Thanks so much.

-------------------------------------------------------------------------------

     Operator

     A rebroadcast of this conference is available starting today at 1:00 p.m. Eastern Time. It will run until February 15th, 2006 at midnight Eastern Time. You may access the rebroadcast by calling (719) 457-0820 and please reference the passcode 1482906. Again, that phone number is (719)457-0820. And the passcode is 1482906. Now I'd like to turn the call back over to Mr. Bond for any additional or closing remarks.

     Henry Bond - John H. Harland Co. - Vice President, Investor Relations
     & Treasurer
-------------------------------------------------------------------------------


     Thanks, Michael. We appreciate your joining us this morning as we discussed our fourth-quarter and full-year results, and our outlook for 2006. A replay of the call is also available on our website.
     Thanks again for joining us.